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September 14, 1998



Dear Shareholder

As a shareholder in a BEA fund, I would like to draw your attention to its proposed reorganization and the upcoming proxy solicitation which requests your approval.

BEA's parent, Credit Suisse Asset Management, has formed an alliance with Warburg Pincus Funds in order to broaden our distribution channels. To facilitate this process, the funds' assets and liabilities are being reorganized under the Warburg Pincus name.

No material change will result from this reorganization, including investment philosophy, fund operation, fees, taxes or custodian. The fund's institutional shares you currently own will continue under the BEA name. BEA will also continue to act as investment adviser to all of the funds under this reorganization. The attached letter details the full extent of the proposal for your interest and information.

In order for this reorganization to proceed, approval is required from the Funds' registered holders. The proxy solicitation and voting material is being mailed today to all registered holders. In some cases this is in the care of your custodian bank. A member of our client service team will contact you shortly to request this proxy meet with your immediate attention, and to return the voting card in advance of the October 2nd closing date.

If you have any immediate questions, please do not hesitate to contact your Client Service representative at 212 832-2626.

Thank you for your prompt attention to this matter.

Sincerely

/s/Timothy T. Taussig
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   Timothy T. Taussig
   Executive Director